UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2022

CRESTWOOD EQUITY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-34664	43-1918951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

811 Main Street, Suite 3400

Houston, Texas 77002

(Address of Principal Executive Offices)

(832) 519-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partnership interests	CEQP	New York Stock Exchange
Preferred Units representing limited partner interests	CEQP-P	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors

As previously disclosed, on July 14, 2022, Samantha F. Holroyd and Paul J. Korus were appointed to the board of directors (the “Board”) of Crestwood Equity GP LLC, a Delaware limited liability company (the “General Partner”) and the general partner of Crestwood Equity Partners LP, a Delaware limited partnership (the “Partnership”), pursuant to that certain Director Nomination Agreement (the “Oasis Nomination Agreement”), dated as of February 1, 2022, by and among the Partnership, the General Partner and Chord Energy Corporation (NASDAQ: CHRD) (f/k/a Oasis Petroleum Inc.) (“Chord”).

On September 15, 2022, in connection with the closing of the previously disclosed registered secondary offering of 11,400,000 common units representing limited partner interests of the Partnership (“Common Units”) held by certain subsidiaries of Chord (the “Selling Unitholders”) and the repurchase by the Partnership of 4,600,000 Common Units from one of the Selling Unitholders, Ms. Holroyd and Mr. Korus resigned from the Board effective immediately and in accordance with the terms of the Oasis Nomination Agreement. Following the Selling Unitholders’ disposition of 16,000,000 Common Units, Chord and its affiliates’ ownership decreased to approximately 4.8% of Common Units outstanding, resulting in Chord ceasing to have any rights to designate a director for nomination under the Oasis Nomination Agreement.

The resignations of Ms. Holroyd and Mr. Korus are not the result of any disagreement with the General Partner or the Partnership regarding any matter related to the operations, policies or practices of the General Partner or the Partnership.

(d) Appointment of Directors

On September 15, 2022, pursuant to that certain Director Nomination and Voting Support Agreement (the “First Reserve Nomination Agreement”), dated as of July 11, 2022, by and among the Partnership, the General Partner and FR XIII Crestwood Permian Basin Holdings LLC, Gary D. Reaves, a current employee of First Reserve, was appointed to the Board of the General Partner, effective immediately. Mr. Reaves was appointed to serve on the Finance Committee of the Board.

Gary D. Reaves is a Managing Director at First Reserve, which he joined in 2006. Prior to joining First Reserve, he held roles in the Global Energy Group at UBS Investment Bank and Howard Frazier Barker Elliott, Inc.

Mr. Reaves will receive no cash compensation for his service on the Board, but he will receive equity compensation in accordance with the Partnership’s compensation policy for non-employee directors as described in the Partnership’s Definitive Proxy Statement on Schedule 14A filed with the United States Securities and Exchange Commission on March 31, 2022. Other than with respect to the First Reserve Nomination Agreement, there are no arrangements or understandings between Mr. Reaves and any other person pursuant to which Mr. Reaves was appointed to the Board, and there are no relationships between Mr. Reaves and the Partnership that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Pursuant to the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, Mr. Reaves will be fully indemnified for actions associated with being a director to the extent permitted under the Delaware Revised Uniform Limited Partnership Act. Mr. Reaves has entered into an indemnification agreement with the Partnership pursuant to which, among other things, the Partnership will indemnify the new director for actions associated with being a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD EQUITY PARTNERS LP

By:	Crestwood Equity GP LLC, its General Partner

By:	/s/ Michael K. Post
Michael K. Post
Vice President, Associate General Counsel & Corporate Secretary

Dated: September 19, 2022